EXHIBIT 99.1

[VESTIN LETTERHEAD]

May 5, 2005

Dear Vestin Fund I, LLC Unit Owner:

     Based upon the periodic review by Vestin Mortgage, Inc. (“Vestin”) as required pursuant to the Vestin Fund I, LLC (the “Fund”) prospectus and operating agreement, and after consultation with Vestin’s advisors and other experts, as of April 1, 2005, the Fund’s stated unit value has been adjusted to $9.75 to reflect the net book value of each unit.

     This unit value adjustment is due primarily to:

1.	A loss on the sale of a foreclosed motel property in Mesquite, Nevada.

2.	The recording of a valuation reserve to lower the carrying value of an assisted living center in Youngtown, Arizona to reflect its estimated realizable value.

     Vestin is pursuing such remedies it deems appropriate for collection of the shortfalls, including litigation to enforce the personal guarantees of the borrowers. Vestin cannot predict the eventual outcome of any remedies it chooses. In addition, Vestin is actively seeking buyers for the assisted living center in Youngtown, Arizona. While Vestin believes that the valuation reserve is adequate to cover any anticipated loss, it is impossible to know the exact amount of the loss until the property is sold.

     Please note that the net book value of the Fund units will continue to be subject to adjustment every quarter. Vestin will make every attempt to raise the unit value prior to the 2006 redemptions; however, no assurance can be given that we will reach that goal. Each unit owner should read carefully the material contained the Fund’s Form 10-Q for the quarter and nine months ended March 31, 2005, which will be filed with the SEC within the next few days.

     We deeply appreciate the confidence and support that we have received from our investors.

Yours truly,
/s/ MIKE SHUSTEK

Vestin Mortgage, Inc. Manager of Vestin Fund I, LLC Mike Shustek, President